Exhibit 23.2



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Ulticom, Inc. on Form S-3 of our report dated March 5, 2001, appearing in the Annual Report on Form 10-K of Ulticom, Inc. for the year ended January 31, 2001 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ Deloitte & Touche LLP

New York, New York
May 11, 2001